SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                             (Amendment No. ______)*

                        FLEXIINTERNATIONAL SOFTWARE, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                   338923 10 5
                                 (CUSIP Number)

                                Brian P. Friedman
                             Furman Selz SBIC, L.P.
                               55 East 52nd Street
                          New York, New York 10055-0002
                                 (212) 309-8400
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 21, 1999
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box [x]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

------------------------------------               ----------------------------
CUSIP No. 338923 10 5                               Page  2
------------------------------------               ----------------------------
-------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Furman Selz SBIC, L.P.                                       13-3756825
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /X/

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   WC
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
   NUMBER OF              7        SOLE VOTING POWER
    SHARES
   BENEFICIALLY
    OWNED BY
    EACH
   REPORTING
   PERSON WITH
                ---------------------------------------------------------------
                          8        SHARED VOTING POWER         1,907,680
                ---------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                ---------------------------------------------------------------
                         10        SHARED DISPOSITIVE POWER    1,907,680
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,907,680
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   11.0%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

------------------------------------               ----------------------------
CUSIP No. 338923 10 5                               Page  3
------------------------------------               ----------------------------
-------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Furman Selz SBIC Investments LLC                            13-3863604
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /X/

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   AF
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
   NUMBER OF              7        SOLE VOTING POWER
    SHARES
   BENEFICIALLY
    OWNED BY
    EACH
   REPORTING
   PERSON WITH
                ---------------------------------------------------------------
                          8        SHARED VOTING POWER         1,907,680
                ---------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                ---------------------------------------------------------------
                         10        SHARED DISPOSITIVE POWER    1,907,680
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,907,680
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   11.0%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   OO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

------------------------------------               ----------------------------
CUSIP No. 338923 10 5                               Page  4
------------------------------------               ----------------------------
-------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Furman Selz Investments LLC                                  13-3863171
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /X/

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   AF
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
   NUMBER OF              7        SOLE VOTING POWER
    SHARES
   BENEFICIALLY
    OWNED BY
    EACH
   REPORTING
   PERSON WITH
                ---------------------------------------------------------------
                          8        SHARED VOTING POWER         1,907,680
                ---------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                ---------------------------------------------------------------
                         10        SHARED DISPOSITIVE POWER    1,907,680
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,907,680
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   11.0%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   OO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

------------------------------------               ----------------------------
CUSIP No. 338923 10 5                               Page  5
------------------------------------               ----------------------------
-------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   ING Baring Furman Selz LLC                                   13-3856626
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /X/

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   AF and WC
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
   NUMBER OF              7        SOLE VOTING POWER
    SHARES
   BENEFICIALLY
    OWNED BY
    EACH
   REPORTING
   PERSON WITH
                ---------------------------------------------------------------
                          8        SHARED VOTING POWER         2,032,180
                ---------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                ---------------------------------------------------------------
                         10        SHARED DISPOSITIVE POWER    2,032,180
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,032,180
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   11.7%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   OO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

------------------------------------               ----------------------------
CUSIP No. 338923 10 5                               Page 6
------------------------------------               ----------------------------
-------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   ING Groep N.V.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /X/

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   AF
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   The Netherlands
-------------------------------------------------------------------------------
   NUMBER OF              7        SOLE VOTING POWER
    SHARES
   BENEFICIALLY
    OWNED BY
    EACH
   REPORTING
   PERSON WITH
                ---------------------------------------------------------------
                          8        SHARED VOTING POWER         2,084,180
                ---------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                ---------------------------------------------------------------
                         10        SHARED DISPOSITIVE POWER    2,084,180
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,084,180
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   12.0%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   IC
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

------------------------------------               ----------------------------
CUSIP No. 338923 10 5                               Page 7
------------------------------------               ----------------------------
-------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   ING Merger, Inc.                                             75-2085140
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /X/

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   AF
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
   NUMBER OF              7        SOLE VOTING POWER
    SHARES
   BENEFICIALLY
    OWNED BY
    EACH
   REPORTING
   PERSON WITH
                ---------------------------------------------------------------
                          8        SHARED VOTING POWER         2,032,180
                ---------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                ---------------------------------------------------------------
                         10        SHARED DISPOSITIVE POWER    2,032,180
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,032,180
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   11.7%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

------------------------------------               ----------------------------
CUSIP No. 338923 10 5                               Page 8
------------------------------------               ----------------------------
-------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   ING (U.S.) Financial Holdings Corporation                    51-0262561
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /X/

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   AF
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
   NUMBER OF              7        SOLE VOTING POWER
    SHARES
   BENEFICIALLY
    OWNED BY
    EACH
   REPORTING
   PERSON WITH
                ---------------------------------------------------------------
                          8        SHARED VOTING POWER         2,084,180
                ---------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                ---------------------------------------------------------------
                         10        SHARED DISPOSITIVE POWER    2,084,180
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,084,180
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   12.0%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

------------------------------------               ----------------------------
CUSIP No. 338923 10 5                               Page 9
------------------------------------               ----------------------------
-------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   ING Bank N.V.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /X/

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   AF
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   The Netherlands
-------------------------------------------------------------------------------
   NUMBER OF              7        SOLE VOTING POWER
    SHARES
   BENEFICIALLY
    OWNED BY
    EACH
   REPORTING
   PERSON WITH
                ---------------------------------------------------------------
                          8        SHARED VOTING POWER         2,084,180
                ---------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                ---------------------------------------------------------------
                         10        SHARED DISPOSITIVE POWER    2,084,180
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,084,180
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   12.0%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   BK
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

------------------------------------               ----------------------------
CUSIP No. 338923 10 5                               Page 10
------------------------------------               ----------------------------
-------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Brian P. Friedman                                            ###-##-####
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /X/

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   PF
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-------------------------------------------------------------------------------
   NUMBER OF              7        SOLE VOTING POWER           200,000
    SHARES
   BENEFICIALLY
    OWNED BY
    EACH
   REPORTING
   PERSON WITH
                ---------------------------------------------------------------
                          8        SHARED VOTING POWER
                ---------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER      200,000
                ---------------------------------------------------------------
                         10        SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   200,000
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   1.2%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

------------------------------------               ----------------------------
CUSIP No. 338923 10 5                               Page 11
------------------------------------               ----------------------------
-------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   James L. Luikart                                              ###-##-####
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /X/

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   PF
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-------------------------------------------------------------------------------
   NUMBER OF              7        SOLE VOTING POWER           100,000
    SHARES
   BENEFICIALLY
    OWNED BY
    EACH
   REPORTING
   PERSON WITH
                ---------------------------------------------------------------
                          8        SHARED VOTING POWER
                ---------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER      100,000
                ---------------------------------------------------------------
                         10        SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   100,000
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   .6%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

------------------------------------               ----------------------------
CUSIP No. 338923 10 5                               Page 12
------------------------------------               ----------------------------
-------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Saugatuck Partners L.P.                                      13-3803116
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /X/

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   WC
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
   NUMBER OF              7        SOLE VOTING POWER
    SHARES
   BENEFICIALLY
    OWNED BY
    EACH
   REPORTING
   PERSON WITH
                ---------------------------------------------------------------
                          8        SHARED VOTING POWER         100,000
                ---------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                ---------------------------------------------------------------
                         10        SHARED DISPOSITIVE POWER    100,000
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   100,000
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   .6%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

------------------------------------               ----------------------------
CUSIP No. 338923 10 5                               Page 13
------------------------------------               ----------------------------
-------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Saugatuck International Ltd.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /X/

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   WC
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   British Virgin Islands
-------------------------------------------------------------------------------
   NUMBER OF              7        SOLE VOTING POWER
    SHARES
   BENEFICIALLY
    OWNED BY
    EACH
   REPORTING
   PERSON WITH
                ---------------------------------------------------------------
                          8        SHARED VOTING POWER         1,500
                ---------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                ---------------------------------------------------------------
                         10        SHARED DISPOSITIVE POWER    1,500
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,500
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   0.01%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

------------------------------------               ----------------------------
CUSIP No. 338923 10 5                               Page 14
------------------------------------               ----------------------------
-------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Furman Selz Management (BVI) Ltd.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /X/

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   AF
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   British Virgin Islands
-------------------------------------------------------------------------------
   NUMBER OF              7        SOLE VOTING POWER
    SHARES
   BENEFICIALLY
    OWNED BY
    EACH
   REPORTING
   PERSON WITH
                ---------------------------------------------------------------
                          8        SHARED VOTING POWER         1,500
                ---------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                ---------------------------------------------------------------
                         10        SHARED DISPOSITIVE POWER    1,500
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,500
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   0.01%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

------------------------------------               ----------------------------
CUSIP No. 338923 10 5                               Page 15
------------------------------------               ----------------------------
-------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Fairway Capital Partners L.P.                                13-3921273
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /X/

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   WC
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
   NUMBER OF              7        SOLE VOTING POWER
    SHARES
   BENEFICIALLY
    OWNED BY
    EACH
   REPORTING
   PERSON WITH
                ---------------------------------------------------------------
                          8        SHARED VOTING POWER         52,000
                ---------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                ---------------------------------------------------------------
                         10        SHARED DISPOSITIVE POWER    52,000
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   52,000
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   0.3%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

------------------------------------               ----------------------------
CUSIP No. 338923 10 5                               Page 16
------------------------------------               ----------------------------
-------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   FSIP LLC                                                     13-3863170
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /X/

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   AF
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
   NUMBER OF              7        SOLE VOTING POWER
    SHARES
   BENEFICIALLY
    OWNED BY
    EACH
   REPORTING
   PERSON WITH
                ---------------------------------------------------------------
                          8        SHARED VOTING POWER         52,000
                ---------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                ---------------------------------------------------------------
                         10        SHARED DISPOSITIVE POWER    52,000
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   52,000
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   0.3%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   OO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

------------------------------------               ----------------------------
CUSIP No. 338923 10 5                               Page 17
------------------------------------               ----------------------------
-------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Furman Selz Capital Management LLC                           13-3856627
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /X/

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   AF
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
   NUMBER OF              7        SOLE VOTING POWER
    SHARES
   BENEFICIALLY
    OWNED BY
    EACH
   REPORTING
   PERSON WITH
                ---------------------------------------------------------------
                          8        SHARED VOTING POWER         52,000
                ---------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                ---------------------------------------------------------------
                         10        SHARED DISPOSITIVE POWER    52,000
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   52,000
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   0.3%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   OO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

------------------------------------               ----------------------------
CUSIP No. 338923 10 5                               Page 18
------------------------------------               ----------------------------
-------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   ING Furman Selz Asset Management LLC                         13-4038444
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /X/

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   AF
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
   NUMBER OF              7        SOLE VOTING POWER
    SHARES
   BENEFICIALLY
    OWNED BY
    EACH
   REPORTING
   PERSON WITH
                ---------------------------------------------------------------
                          8        SHARED VOTING POWER         52,000
                ---------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                ---------------------------------------------------------------
                         10        SHARED DISPOSITIVE POWER    52,000
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   52,000
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   0.3%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   OO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

------------------------------------               ----------------------------
CUSIP No. 338923 10 5                               Page 19
------------------------------------               ----------------------------
-------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Edmund Hajim                                                 ###-##-####
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /X/

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   PF
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-------------------------------------------------------------------------------
   NUMBER OF              7        SOLE VOTING POWER           101,000
    SHARES
   BENEFICIALLY
    OWNED BY
    EACH
   REPORTING
   PERSON WITH
                ---------------------------------------------------------------
                          8        SHARED VOTING POWER
                ---------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER      101,000
                ---------------------------------------------------------------
                         10        SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   101,000 (includes 9000 shares owned by his children)
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   .6%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1.   SECURITY AND ISSUER.

          The securities to which this statement relates are shares of common stock, par value $0.01 per share ("Common Stock"), of FlexiInternational Software, Inc., a Delaware corporation ("FlexiInternational" or the "Company"). The principal executive office of FlexiInternational is located at Two Enterprise Drive, Shelton Connecticut 06484.


ITEM 2.   IDENTITY AND BACKGROUND.

          The following table provides certain information about each of the Reporting Persons.

                                Citizenship or State of    Principal Occupation
Name and Address              Incorporation/Organization   or Business

Furman Selz SBIC, L.P.          Delaware                   Small Business
("Furman Selz SBIC")                                       Investment Company
55 East 52nd Street
New York, NY 10055-0002

Furman Selz SBIC                Delaware                   Holding Company
Investments LLC  ("FS SBIC
Investments")
55 East 52nd Street
New York, NY 10055-0002

Furman Selz Investments LLC     Delaware                   Holding Company
("FS Investments")
55 East 52nd Street
New York, NY 10055-0002

ING Baring Furman Selz LLC      Delaware                   Investment Banking
("ING Baring")
55 East 52nd Street
New York, NY 10055-0002

ING Merger, Inc.                Delaware                   Holding Company
("ING Merger")
667 Madison Avenue
New York, New York  10021

ING (U.S.) Financial            Delaware                   Holding Company
Holdings  Corporation
("ING (U.S.)")
135 East 57th Street
New York, New York  10022

ING Bank N.V.                   The Netherlands            Bank
("ING Bank")
P.O. Box 810
1000 AV
Amsterdam, The Netherlands

ING Groep N.V.                  The Netherlands            Insurance Company
("ING Groep")
Strawinskylaan 2631
1097 ZZ Amsterdam

Brian P. Friedman               United States of America   President of
55 East 52nd Street                                        Furman Selz SBIC
New York, NY 10055-0002                                    Investments, LLC
                                 and Furman Selz
                                Investments, LLC
                                 and a director
                                 of the Company

James L. Luikart                United States of America   Executive Vice
55 East 52nd Street                                        President of
New York, NY 10055-0002                                    Furman Selz SBIC
                                Investments, LLC
                                 and Furman Selz
                                Investments, LLC

Edmund Hajim                    United States of America   Executive Officer
230 Park Avenue                                            of ING Baring
New York, NY  10169                                        Furman Selz LLC and
                                                           ING Asset Management

Saugatuck Partners L.P.         Delaware                   Investment
("Saugatuck")                                              Partnership
230 Park Avenue
New York, NY  10169

Saugatuck International Ltd.    British Virgin Islands     Investments
("Saugatuck International")
c/o Furman Selz Financial Services
12 Duke Lane, 3rd Floor
Dublin 2, Ireland

Fairway Capital Partners L.P.   Delaware                   Investment
("Fairway")                                                Partnership
230 Park Avenue
New York, NY  10169

FSIP LLC                        Delaware                   Registered
("FSIP")                                                   Investment
230 Park Avenue                                            Advisors
New York, NY  10169

Furman Selz Capital             Delaware                   Registered
Management LLC                                             Investment
("Furman Selz Capital                                      Advisors
Management")
230 Park Avenue
New York, NY  10169

ING Furman Selz Asset           Delaware                   Holding Company
Management LLC
("ING Asset Management")
230 Park Avenue
New York, NY 10169

Furman Selz Management          British Virgin Islands    Investment
(BVI) Ltd.                                                Management
("Furman Selz Management")
c/o Furman Selz Financial Services
12 Duke Lane, 3rd Floor
Dublin 2, Ireland



     The Executive Board of ING Groep is the following:

Executive Board:

     G.J.A. van der Lugt
     drs. J.H. Holsboer
     mr. E. Kist
     ir. J.H.M. Lindenbergh
     drs.ing. C. Maas
     M. Minderhood
     dr. A.H.G. Rinnooy Kan
     M. Tilmant

     The directors and executive officers of ING Merger, Inc. are the following:

Directors:

     Fernando Gentil
     Wietze Prinsen

 Officers:

     Fernando Gentil                             President
     David Distler                               Vice President
     Benjamin Emanuel                            Vice President
     David Rutkin                                Vice President
     Amanda D. Lister                            Treasurer
     William Austin                              General Counsel and Secretary
     Steven D. Blecher                           Senior Managing Director and
                                                 Assistant Secretary
     Thalia Cody                                 Assistant General Counsel and
                                                 Assistant Secretary
     Edmund A. Hajim                             Senior Managing Director
     Ivy Hwang                                   Assistant General Counsel and
                                                 Assistant Secretary
     Joseph Kaminsky                             Senior Vice President
     Amanda D. Lister                            Managing Director
     Robert J. Miller                            Assistant Treasurer
     Wietze Prinsen                              Senior Managing Director
     Hanne P. Thrush                             Assistant Secretary


     The directors and executive officers of ING (U.S.) Financial Holdings Corporation are the following:

Directors:

     Fernando Gentil
     Bart Staal

Officers:

     Fernando Gentil                             President
     Albert Staal                                Executive Vice President
     Christopher Rowland                         Chief Financial Officer
     Joseph Kaminsky                             Senior Vice President
     Marianne Ruggiero                           Senior Vice President
     Benjamin Emanuel                            Vice President
     David Rutkin                                Vice President
     Phil Schulze                                Vice President
     Robert Tankoos                              Vice President
     William A. Austin                           Secretary and General Counsel
     Ivy Hwang                                   Assistant General Counsel and
                                                 Assistant Secretary
     Hanne P. Thrush                             Assistant Secretary


     The Executive Board of ING Bank is the following:

     G.J.A van der Lugt
     drs. J.H. Holsboer
     mr. E. Kist
     ir. J.H.M. Lindenbergh
     drs.ing. C. Maas
     dr. A.H.G. Rinnooy Kan
     M. Tilmant

     The directors and executive officers of Furman Selz Management are the following:

Directors:

     Steven D. Blecher
     Vincent Lepore
     William L. Collins

Officers:

     Steven D. Blecher                           President
     Robert J. Miller                            Vice President, Treasurer
     William L. Collins                          Vice President
     Torman Limited                              Secretary
     Thalia M. Cody                              Assistant Secretary

          ING Groep owns 100% of ING Bank, which owns 100% of ING (U.S.), which owns 100% of ING Merger, which owns 100% of ING Baring, which is the sole managing member and owner of 99% of the interests of, FS Investments, which is the sole managing member and owner of 99% of the interests of, FS SBIC Investments. FS SBIC Investments is the sole general partner of Furman Selz SBIC, which directly owns 1,907,680 shares of Common Stock of the Company.

          ING (U.S.) also directly owns ING Asset Management, which is the sole managing member, and owner of 100% of Furman Selz Capital Management, which is the sole managing member and owner of 100% of FSIP, which is the sole general partner of Fairway, which directly owns 52,000 shares of Common Stock of the Company.

          ING Baring is the sole general partner of Saugatuck, which directly owns 100,000 shares of Common Stock of the Company.

          ING Baring owns Furman Selz Management, the investment advisor to Saugatuck International, which directly owns 1,500 shares of Common Stock of the Company.

          Brian P. Friedman directly owns 200,000 shares of Common Stock of the Company and is the President of FS Investments and FS SBIC Investments.

          ING Baring also owns directly an additional 23,000 shares of Common Stock of the Company.

          James L. Luikart directly owns 100,000 shares of Common Stock of the Company and is the Executive Vice President of FS Investments and FS SBIC Investments, the sole general partner of Furman Selz SBIC.

          Edmund Hajim directly owns 101,000 shares of Common Stock of the Company (including 9,000 shares owned by his children) and is an Executive Officer of ING Baring and ING Asset Management.

          (d) and (e). None of the Reporting Persons, and to the knowledge of the Reporting Persons, none of the other individuals named have, within the last five years, been convicted in criminal proceeding (excluding traffic violations or similar misdemeanors), or have been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding been or are subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

          (f) Brain P. Friedman, James L. Luikart and Edmund Hajim are United States citizens.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS.

          The shares of Common Stock of the Company owned by the Reporting Persons was acquired for an aggregate purchase price of approximately $5,131,128.00.

          The funds for the purchase of shares of Common Stock of the Company by Furman Selz SBIC were provided from the partners' capital contributions and Small Business Administration issuance of preferred participating securities.

          The funds for the purchase of shares of Common Stock of the Company by ING Baring were provided from working capital.

          The funds for the purchase of shares of Common Stock of the Company by Saugatuck and Fairway were provided from the partners' capital contributions.

          The funds for the purchase of shares of Common Stock of the Company by Saugatuck International were provided from working capital.

          The funds for the purchase of shares of Common Stock of the Company by Brian P. Friedman, James L. Luikart and Edmund Hajim were provided from personal funds.

ITEM 4.   PURPOSE OF TRANSACTION.

          The shares of Common Stock of the Company, the ownership of which is reported hereby, were initially acquired for investment purposes in several transactions beginning in May 1996. On January 21, 1999, Mr. Friedman was elected to the Board of Directors of the Company. Since, pursuant to Section 141 of the Delaware General Corporation Law, the business of the Company is to be managed by or under the direction of its Board of Directors, the Reporting Persons believe that Rule 13d-1(e) under the Securities Exchange Act of 1934, as amended, now requires the Reporting Persons to file this Statement on Schedule 13D rather than on Schedule 13G. The Reporting Persons expressly disclaim any intention to control or acquire control of the Company. While the Board of Directors (of which Mr. Friedman is now a member) may from time to time consider matters of a nature similar to one or more of the actions enumerated under Item 4 of Schedule 13D, there exist at this time no plans or proposals which require disclosure pursuant thereto.

          The reporting persons reserve the right to acquire additional shares of Common Stock of the Company, or to dispose of some or all of their shares of Common Stock of the Company, in accordance with applicable regulations.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

(a)-(b)


                       Number of
                       Shares Beneficially    Shared Voting       Shared Investment    Sole Voting     Sole Investment   Percentage
Name                   Owned                  Power               Power                Power           Power             of Class
----                   -------------------    -------------       -----------------    -----------     ---------------   ----------
Furman Selz SBIC         1,907,680             1,907,680            1,907,680                                               11.0%

FS SBIC
Investments              1,907,680             1,907,680            1,907,680                                               11.0%

FS Investments           1,907,680             1,907,680            1,907,680                                               11.0%

ING Baring               2,032,180             2,032,180            2,032,180                                               11.7%

ING Merger               2,032,180             2,032,180            2,032,180                                               11.7%

ING (U.S.)               2,084,180             2,084,180            2,084,180                                               12.0%

ING Bank                 2,084,180             2,084,180            2,084,180                                               12.0%

ING Groep                2,084,180             2,084,180            2,084,180                                               12.0%

Brian P. Friedman          200,000                                                   200,000                200,000          1.2%

James L. Luikart           100,000                                                   100,000                100,000          0.6%

Edmund Hajim               101,000                                                   101,000                101,000          0.6%

Saugatuck                  100,000               100,000              100,000                                                0.6%

Saugatuck                    1,500                 1,500                1,500                                                0.01%
International

Furman Selz                  1,500                 1,500                1,500                                                0.01%
Management

Fairway                     52,000                52,000               52,000                                                0.3%

FSIP                        52,000                52,000               52,000                                                0.3%

Furman Selz Capital         52,000                52,000               52,000                                                0.3%
Management

ING Asset                   52,000                52,000               52,000                                                0.3%
Management

          As of September 30, 1998, the Company had 17,331,122 shares of Common Stock outstanding.

          (b) See the answer to Item 2 hereof.

          (c) Fairway purchased 12,000 shares of Common Stock of the Company on December 3, 1998 at a purchase price of $1.63 per share and 2,000 shares on December 31, 1998 at a purchase price of $2.39 per share. Fairway purchased such shares in ordinary brokerage transactions on the Nasdaq National Market. On December 10, 1998, Edmund Hajim purchased 16,000 shares of Common Stock of the Company at an average purchase price of $2.36 per share and on January 26, 1999, an additional 5,000 shares at a purchase price of $2.50 per share. Edmund Hajim purchased such shares in ordinary brokerage transactions on the Nasdaq National Market.

          (d) Not applicable.

          (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

Not applicable.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

Not applicable.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    FURMAN SELZ SBIC, L.P.

                                    By: /s/ Brian P. Friedman
                                       ------------------------
                                       Name:  Brian P. Friedman
                                       Title: President of General Partner

                                    FURMAN SELZ SBIC INVESTMENTS, LLC

                                    By: /s/ Brian P. Friedman
                                       --------------------------
                                       Name:  Brian P. Friedman
                                       Title: President

                                    FURMAN SELZ INVESTMENTS, LLC

                                    By: /s/ Brian P. Friedman
                                       --------------------------
                                       Name:  Brian P. Friedman
                                       Title: President

                                    ING BARING FURMAN SELZ LLC

                                    By: /s/ Steven Blecher
                                       ---------------------------
                                       Name:  Steven Blecher
                                       Title: Vice Chairman

                                    ING MERGER, INC.

                                    By: /s/ Steven Blecher
                                       ---------------------------
                                       Name:  Steven Blecher
                                       Title: Senior Managing Director and
                                              Assistant Secretary

                                    ING (U.S.) FINANCIAL HOLDINGS
                                    CORPORATION

                                    By: /s/ William A. Austin
                                        --------------------------
                                        Name:  William A. Austin
                                        Title: Secretary

                                    ING BANK N.V.

                                    By: /s/ J. H. J. Houben
                                       ----------------------------
                                        Name:  J. H. J. Houben
                                        Title:

                                    By: /s/ P. F. M. Van Lierop
                                        ---------------------------
                                        Name:  P. F. M. Van Lierop
                                        Title: Senior Legal Advisor

                                    ING GROEP N.V.

                                    By: /s/ J. H. J. Houben
                                        ----------------------------
                                        Name:  J. H. J. Houben

                                    SAUGATUCK PARTNERS, L.P.

                                    By: ING Baring Furman Selz LLC,
                                        General Partner

                                    By: /s/ Steven Blecher
                                       -----------------------------
                                        Name:  Steven Blecher
                                        Title: Vice Chairman

                                    SAUGATUCK INTERNATIONAL LTD.

                                    By: Furman Selz Management (BVI) Ltd.,
                                        Manager

                                    By: /s/ Steven Blecher
                                        ----------------------------
                                        Name:  Steven Blecher
                                        Title: Director

                                    FURMAN SELZ MANAGEMENT (BVI) LTD.

                                    By: /s/ Steven Blecher
                                       -----------------------------
                                        Name:  Steven Blecher
                                        Title: Director

                                    FAIRWAY CAPITAL PARTNERS, L.P.

                                    By: FSIP LLC, General Partner

                                    By: /s/ Steven Blecher
                                       -----------------------------
                                        Name:  Steven Blecher
                                        Title: Vice President

                                    FSIP LLC

                                    By: /s/ Steven Blecher
                                       -----------------------------
                                        Name:  Steven Blecher
                                        Title: Vice President

                                    FURMAN SELZ CAPITAL
                                    MANAGEMENT LLC

                                    By: /s/ Steven Blecher
                                       -----------------------------
                                        Name:  Steven Blecher
                                        Title: Vice President

                                    ING FURMAN SELZ ASSET
                                    MANAGEMENT LLC

                                    By: /s/ Steven Blecher
                                       -----------------------------
                                        Name:  Steven Blecher
                                        Title: Vice President

                                        /s/ Brian P. Friedman
                                       --------------------------------
                                        Brian P. Friedman

                                        /s/ James L. Luikart
                                       ----------------------------------
                                        James L. Luikart

                                       ----------------------------------
                                        Edmund Hajim